Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2019, except with respect to our opinion on the amended consolidated financial statements insofar as it relates to the subsidiary guarantor information as described in Note 31, as to which the date is May 10, 2019, relating to the amended financial statements and the effectiveness of internal control over financial reporting, which appear in Enbridge Inc.’s Current Report on Form 8-K dated May 10, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta, Canada

May 13, 2019